Exhibit 99.1
Chart Industries Reports 2021 First Quarter Results

Atlanta, Georgia – April 22, 2021 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the first quarter ended March 31, 2021. Further details can be found in the supplemental presentation included with this release. All figures in this release and supplemental presentation represent our continuing operations in our external reportable segments of Cryogenic Tank Solutions (“CTS”), Heat Transfer Systems (“HTS”), Specialty Products (“Specialty”) and Repair, Service & Leasing (“RSL”). Highlights include:

•Record orders of $417.2 million (excluding Big LNG), contributing to record backlog of $934.1 million and including orders with 105 new customers and 21 first-of-a-kind (“FOAK”)
•Reported diluted earnings per share (“EPS”) of $0.63 (+950% or 10.5 times compared to Q1 2020); when adjusted for one-time costs, adjusted diluted EPS was $0.80 (+196% compared to Q1 2020)
•Gross margin as a percent of sales of 29.1% (29.9% adjusted) is the highest in four years, reflecting the increasing growth of our higher margin business and continued operational execution; gross margin as a percent of sales increased over 100 basis points (both reported and adjusted) when compared to the first quarter 2020 and the fourth quarter 2020
•Repair, Service & Leasing and Specialty Products comprised 41.1% of our total net sales, the highest quarter in our history (and compared to 34.1% for FY 2020)
•Completed acquisition of Cryo Technologies (hydrogen liquefaction) and investments in Svante (carbon capture) and Transform Materials (hydrogen)
•Full year 2021 guidance of revenue of $1.36 billion to $1.41 billion is an increase from prior outlook of $1.32 billion to $1.38 billion and associated non-diluted adjusted EPS of $3.65 to $4.15, an increase from the prior 2021 outlook of $3.50 to $4.00

2021 started off with momentum. Orders of $417.2 million were the highest in our history (excluding Big LNG), driven by broad based demand, including a recovery in certain end markets, continued demand for our clean products supporting the strongest current macro trend of sustainability, and the combination of larger liquefaction orders for LNG and hydrogen or numerous smaller orders (32 orders over $1 million each in the quarter). This continued record level order activity contributed to record backlog of $934.1 million. Sales of $288.5 million were in line with our expectations when considering typical seasonality as well as the timing shift from the first quarter 2021 to the second quarter 2021 of approximately $10 million of shipments (primarily ISO containers from China) that were shipped in March 2021 but the revenue is recognized in April 2021 and $5 million of Venture Global Calcasieu Pass revenue shift based on delivery schedule. Reported gross margin as a percent of sales of 29.1% (29.9% when adjusted for one-time items) was the highest in four years, reflecting continued operational execution, synergy achievements through integrations and the increasing impact of our higher growth, higher margin businesses which now represent a larger portion of our total revenue. The strength in gross margin coupled with our SG&A cost control resulted in reported diluted earnings per share of $0.63 (10.5 times higher than our $0.06 in the first quarter 2020) and when adjusted for one-time costs, adjusted EPS was $0.80 (inclusive of $0.06 of mark-to-market investment earnings). Adjusted EPS grew 196% when compared to one year ago. Many will ask how the first quarter 2021 compared to quarters before COVID-19, and so we have included this table to compare to the first quarter of 2020 and the first quarter of 2019.

	Q1 2021	Q1 2020	Change
Backlog	934.1	723.3	29.1%
Orders	417.2	285.8	46.0%
Sales	288.5	301.9	-4.4%
Reported Gross Margin %	29.1%	27.3%	+180 bps
Adjusted Gross Margin %	29.9%	28.5%	+140 bps
Reported Diluted EPS	0.63	0.06	950.0%
Adjusted Diluted EPS	0.80	0.27	196.3%

	Q1 2021	Q1 2019	Change
Backlog	934.1	725.1	28.8%
Orders	417.2	443.1	-5.8%
Orders Excluding Big LNG	417.2	310.1	34.5%
Sales	288.5	269.0	7.2%
Reported Gross Margin %	29.1%	21.4%	+770 bps
Adjusted Gross Margin %	29.9%	24.8%	+510 bps
Reported Diluted EPS	0.63	(0.15)	n/a
Adjusted Diluted EPS	0.80	0.24	233.3%

Strategic inorganic and organic investments for growth and productivity are paying off.
Demand for our extensive process and equipment offering, in particular for Specialty Products and Repair, Service & Leasing, continues to accelerate, as evidenced by our first quarter 2021 results. RSL and Specialty were 41.1% of our total net sales in the first quarter 2021, the highest quarter for this metric to date (full year 2020 was 34.1% of total net sales).
•Our Specialty segment had record backlog, orders and gross profit
•Record hydrogen orders of $71.2 million more than three times last quarter which was our prior record
•Food & Beverage, HLNG vehicle tanks and water treatment each had record sales
•In RSL, fans aftermarket and leasing had record sales

We booked record hydrogen orders ($71.2 million) in the first quarter 2021, including two 15 ton per day liquefiers for Plug Power. In March 2021, CALSTART, Inc received a $500,000 grant award from the California Energy Commission to develop an actionable hydrogen fuel cell-powered tugboat design that will be ready for construction and implementation at the Port of Los Angeles (called “HyZET”). We, along with our HyZET consortium partners including Ballard Power, will develop a pathway to decarbonize the marine sector by identifying and addressing challenges related to producing, delivering, transferring, and storing liquid hydrogen to power a zero-emission tugboat. In addition to the orders already in backlog, we are working with 214 hydrogen customers and potential customers under 54 non-disclosure agreements (“NDAs”), a significant increase compared to one year ago, when we were in conversations with just over 30 customers about hydrogen equipment, and under four NDA’s.

As the hydrogen industry accelerates, we are proud to be one of 11 founding member companies of Hydrogen Forward, focused on advancing hydrogen development in the United States, co-lead with Reliance Industries the India Hydrogen Alliance (“IH2A”) to promote hydrogen as a fuel and complement renewables and be a cornerstone investor in the Five T Hydrogen Fund, the world’s first hydrogen-only fund which plans to begin investing in early 2022.

Also, in the first quarter 2021, we announced our investment and commercial agreements with Transform Materials, a company with a unique hydrogen and acetylene process, and the acquisition of Cryo Technologies (“CT”), which closed on February 16, 2021. These inorganic investments are already resulting in an increased commercial pipeline for global liquefaction opportunities. The combination of CT and Chart brings both of our liquefaction engineering expertise together, Chart’s capabilities in precooling, brazed aluminum heat exchangers and cold box fabrication, and the high demand in the market for full liquefaction and equipment offerings, in particular on hydrogen and helium. This morning we received a Letter of Intent (“LOI”) for CT’s helium liquefaction large scale Helium plant for one of the largest independent oil and gas producers in Russia. The scope of our supply for the minimum 5 million liter per year helium plant includes equipment supply for the plant, commissioning and start-up and the order is expected to be greater than $40 million. In keeping with our strategy, we do not have construction responsibility for the project.

Our near-term addressable market for our existing product offering for hydrogen is sized at $2.3 billion, and since the beginning of 2020 we have already booked orders of $109.3 million (of which $94.7 million of orders were in the past two quarters). More details can be found in the supplemental presentation at the end of this release on slide seven.

Another strategic, synergistic acquisition that touches on the clean revolution, this time clean water, was completed in November 2020. BlueInGreen (“BIG”) brought us a full dissolution water treatment package, inclusive of both technology and equipment, and we booked $1.7 million of orders in the first quarter 2021, bringing our total orders since the BIG acquisition to 14 where we sold both BIG technology and Chart equipment together ($5.5 million). With President Biden’s proposed American Jobs Plan expected to include spending of over $100 billion toward the United States’ aging water systems, we anticipate the demand for this part of our nexus of clean products and technologies to accelerate. And while carbon capture and direct air capture are in earlier growth stages than hydrogen or water treatment, the U.S. Infrastructure Plan also includes a focus on building CCUS facilities and expanding the 45Q tax credit, which further supports our view that carbon capture is a high potential breakout market for Chart products and technologies. It is not only driven by opportunities in the U.S., but also our pipeline of various stage quoting activity for carbon and direct air capture that is global – ranging from the Middle East to Norway to Canada to Mexico, among others. With over 80 projects in various stages of our commercial pipeline (compared to ~20 only six months ago), we are excited for the increasing global government support coupled with our expanded technology offering. In the first quarter 2021, we completed a $15 million investment in Svante, a carbon capture technology company listed in the Global Cleantech 100, for just under 10% ownership alongside other investors including Suncor.

We continue to organically grow our repair, service and leasing business, both through investments in a larger fleet and strategic repair locations. This is returning to us immediately, with 44 new leases signed in the first quarter of 2021, compared to 28 new leases signed in the fourth quarter 2020 and five new leases signed in the first quarter of 2020. Additionally, February was our first month with leasing revenue greater than $1 million, and this grew an additional 250% in March 2021. RSL is set to have an extraordinary and record second quarter 2021 due to the timing of the ISO container shipments mentioned above that moved from the first quarter 2021 to the second quarter 2021. Beyond leasing, the repair and service business continues to gain traction in Europe, with a newly minted service & maintenance long-term agreement with Gasum for their LNG fueling station network in Finland and Sweden.

“Record orders (excluding Big LNG) across the broader business in the first quarter 2021, couple with continued execution on profitability set us up early (and often) for a very strong second half of 2021,” stated Jill Evanko, Chart’s CEO and President. “We are seeing immediate benefit from our strategic inorganic investments in the order book as reflected in our record backlog, and the momentum in the clean revolution – clean energy, clean water, clean food and clean industrial – is just getting started.”

We continue to see strong demand for new and unique FOAK projects, not just from our existing customers but also from our new customers (105 in Q1 2021 of which 72 were outside of North America). We booked 21 FOAK orders in the first quarter of 2021, including the first liquid nitrous oxide VIP system for dosing for La Colombe Coffee Roasters and a $47 million order with New Fortress Energy for their Fast LNG first-of-a-kind 1.4 MTPA liquefier. Speaking of LNG, HLNG vehicle tanks continued the “record” streak that began in the fourth quarter of 2020, outpacing prior periods again in the first quarter of 2021 with record sales and orders of $28.3 million, just under last quarter’s record ($29.1 million). This is driven by expanded interest in LNG over the road trucking from customers and geographies as well as growing restrictions on diesel trucking in Europe. Since January 2021, nighttime transit for diesel Euro IV trucks on the Inntal motorway in Austria is not allowed, so LNG trucks allow for business owners to continue to transport goods overnight. For example, OMV Turkey is using LNG trucks (with Chart tanks!) and increasing activity for LNG trucks and buses in locations such as Japan and India.

The core business is recovering and gaining momentum.
It is not just Specialty and RSL that are coming out of the gate strong in 2021. Record Cryo Tank Solutions backlog of $245.8 million as of March 31, 2021 is up 10.6% over the fourth quarter of 2020. Record orders and sales in CTS mobile equipment in the first quarter 2021 supported this increasing backlog, and with record trailer orders in the quarter (both units and dollars), we are increasing our CTS sales outlook for the full year 2021 on mobile equipment specifically (see 2021 guidance below). Strong first quarter 2021 ORCA unit orders are a leading indicator for continued strong Perma sales throughout the remainder of the year. Our China business also contributed to the strong first quarter, with record backlog and record first quarter sales. Additionally, global ISO Container demand continued at heightened levels as the new year started. We booked orders for 121 ISO containers and shipped 99 units in the first quarter of 2021.

Industrial gas major customer activity as well as independent distributor activity was the strongest it has been since pre-COVID levels. One of our top five IG major customers ordered the most in their history with us in March 2021 in any one month, and we expect, as more COVID-19 restrictions are lifted, increased industrial gas customer activity.
Our most cyclical business is Heat Transfer Systems and the first quarter 2021 showed the beginning of signs of recovery, yet not fully embedded. For example, upstream and process inquiries increased by 25% from February 2021 to March 2021, and while not yet translating at that level of order book, pricing and asset utilization is holding steady. First quarter 2021 orders of $105 million increased 15% from the first quarter 2020, driven by a $47 million order for NFE’s FastLNG liquefaction as well as growth in petrochemical applications internationally. We continue to expect small-scale LNG (“ssLNG”) and LNG infrastructure to grow, not only in the United States but in locations where the first step in the energy transition is to move from coal to another, cost effective and readily available power source such as carbon neutral LNG (as evidenced by the formation of Japan’s new Carbon Neutral LNG Buyers Alliance).

Additionally, while there is recovery in traditional fuel applications, our HTS equipment is being sought after through (and reflected in) the Specialty segment for applications ranging from carbon capture solutions to biogas. Even the traditionalists are exploring “going green”, with upgrades and retrofits trending toward heat recovery, geothermal applications and green diesel projects.

Replacement activity in HTS is increasing, consistent with existing plants running at high capacities, benefitting our RSL segment. We expect that the need for backup supply and peak shaving capabilities in places such as Texas (USA) will benefit our order book in 2021.

Expecting strong Free Cash Flow (“FCF”) in 2021.
First quarter 2021 free cash flow of ($3.2) million after $11.5 million of capital expenditures was in line with our typical first quarter FCF seasonality being the lowest quarter of the year. The first quarter 2021 FCF was also impacted by the following three factors.

(1)timing of the ISO container revenue recognition that shifted from Q1 2021 to Q2 2021 will directly and positively impact FCF in the second quarter 2021.
(2)Strength in March 2021 orders for HLNG vehicle tanks and beverage equipment drove an increase in inventory in the first quarter 2021; these products typically have a four to eight week lead-time and therefore end of quarter inventory levels reflected this book to bill timing.
(3)And finally, the necessity to have material available for the on-time delivery of our remainder of the year shipments and strong orders on longer lead-time products such as trailers and railcars will contribute to our anticipated strong second half 2021 FCF.

We expect adjusted FCF to sequentially increase each quarter this year given the shipment forecast for the remainder of 2021, and we are increasing our expected full year 2021 free cash flow outlook to be between $200 million and $220 million.

Full year 2021 guidance: Each quarter in 2021 will be better than the prior.
Full year 2021 sales are expected to be approximately $1.36 billion to $1.41 billion, inclusive of $21 million of Venture Global’s Calcasieu Pass revenue ($5 million remaining to ship) as well as $30 million of expected 2021 revenue from the acquisition of CT. This is an increase over the prior full year 2021 sales guidance of $1.32 billion to $1.38 billion, resulting from the strong first quarter 2021 order book, including specific liquefaction projects for Plug Power (hydrogen) and New Fortress Energy (FastLNG) and commercial opportunities increasing from our inorganic investments and acquisitions completed in the past six months. There is no additional Big LNG revenue included in our outlook although we believe at least one new order will be received during the year. As we have indicated previously, there are many moving pieces that contribute to a range, and we have provided a walk to our view of a point in the range by segment and major market category in the supplemental presentation on slide 14 (the prior walk is included in the appendix of the presentation on slide 19). This year, we expect the first half of 2021 to be lower than the second half of 2021 based on the lead-time of our backlog, and more specifically, we expect each quarter to sequentially increase over the prior quarter this year. We anticipate full year non-diluted adjusted earnings per share to be approximately $3.65 to $4.15 on 35.5 million weighted average shares outstanding, up from our previous estimate of $3.50 to $4.00 per share. Our assumed effective tax rate is 18% for the full year 2021. Our expected capital expenditure outlook is unchanged from our prior guidance and is expected to be in the $40 million to $50 million range, driven by organic investments in our high growth areas inclusive of expanding product capabilities in our Teddy Trailer and Tank facility, completion of our repair and service facility in South Carolina, USA, R&D new product development for hydrogen and continued targeted lease fleet expansion.

FORWARD-LOOKING STATEMENTS
Certain statements made in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, clean energy market opportunities, governmental initiatives, including executive orders and other information that is not historical in nature.  Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements.  Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include:  the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; slower than anticipated growth and market acceptance of new clean energy product offerings; risks relating to the recent outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully.  The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This presentation contains non-GAAP financial information, including adjusted gross margin as a percent of sales, adjusted earnings per diluted and non-diluted share, net income attributable to Chart Industries, Inc. adjusted, and free cash flow.  For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "First Quarter 2021 Earnings Per Share," and “Q1 2021 Free Cash Flow” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance.  With respect to the Company’s 2021 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per non-diluted share or adjusted FCF because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its first quarter 2021 financial results on a conference call on Thursday, April 22, 2021 at 9:30 a.m. ET.  Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S., entering conference ID 1269077.  Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com.  You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 1269077.  The replay will be available beginning 12:30 p.m. ET, Thursday, April 22, 2021 until 12:30 p.m. ET, Thursday, April 29, 2021.

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets.  Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair.  Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers.  With over 25 global locations from the United States to Asia, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities.  To learn more, visit www.Chartindustries.com.

About CALSTART
A national nonprofit consortium with offices in New York, Michigan, Colorado and California and partners world-wide, CALSTART works with 280+ member company and agency innovators to build a prosperous, efficient and clean high-tech transportation industry. We overcome barriers to modernization and the adoption of clean vehicles. CALSTART is changing transportation for good. CALSTART.org

For more information, click here:
http://ir.chartindustries.com/
Investor Relations Contact:

Wade Suki, CFA
Director of Investor Relations
832-524-7489
wade.suki@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended
	March 31, 2021	March 31, 2020	December 31, 2020
Sales	$288.5	$301.9	$312.4
Cost of sales	204.6	219.6	224.5
Gross profit	83.9	82.3	87.9
Selling, general, and administrative expenses	46.2	52.5	41.0
Amortization expense	8.8	14.0	8.4
Asset impairments (1)	—	—	16.0
Operating expenses	55.0	66.5	65.4
Operating income (2) (3) (4) (5)	28.9	15.8	22.5
Interest expense, net	2.0	7.2	(3.5)
Gain on bargain purchase	—	—	(5.0)
Unrealized (gain) loss on investments in equity securities	(3.3)	4.8	(16.3)
Financing costs amortization	1.2	1.0	1.1
Foreign currency (gain) loss and other	(0.2)	0.3	2.3
Income from continuing operations before income taxes	29.2	2.5	43.9
Income tax expense	3.1	0.4	6.0
Net income from continuing operations	26.1	2.1	37.9
Income from discontinued operations, net of tax (6)	—	6.4	220.3
Net income	26.1	8.5	258.2
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	0.5	—	0.4
Net income attributable to Chart Industries, Inc.	$25.6	$8.5	$257.8
Net income attributable to Chart Industries, Inc.
Income from continuing operations	$25.6	$2.1	$37.5
Income from discontinued operations, net of tax (6)	—	6.4	220.3
Net income attributable to Chart Industries, Inc.	$25.6	$8.5	$257.8

Basic earnings per common share attributable to Chart Industries, Inc.:
Income from continuing operations	$0.72	$0.06	$1.06
Income from discontinued operations	—	0.18	6.23
Net income attributable to Chart Industries, Inc.	$0.72	$0.24	$7.29
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations (7) (8)	$0.63	$0.06	$0.97
Income from discontinued operations	—	0.18	5.72
Net income attributable to Chart Industries, Inc.	$0.63	$0.24	$6.69
Weighted-average number of common shares outstanding:
Basic	35.55	35.77	35.34
Diluted	40.62	36.01	38.55

_______________
(1)Includes $16.0 impairment of our trademarks and trade names indefinite-lived intangible assets related to the AXC business in our Heat Transfer Systems segment for the three months ended December 31, 2020.
(2)Includes depreciation expense of:
•$10.7, $9.6 and $9.3 for the three months ended March 31, 2021, 2020 and December 31, 2020, respectively.
(3)Includes restructuring costs of:
•$0.7, $5.2, and $0.9 for the three months ended March 31, 2021, March 31, 2020 and December 31, 2020, respectively.
(4)Includes acquisition-related contingent consideration adjustments of $0.8 in our Specialty Products segment for the three months ended March 31, 2021.
(5)Includes transaction-related costs of $2.6 for the three months ended December 31, 2020, which were mainly related to the Sustainable Energy Solutions, Inc., BlueInGreen, LLC and Alabama Trailers acquisitions.
(6)Includes gain on sale of our cryobiological products business of $224.2, net of taxes of $25.2, for the fourth quarter 2020.
(7)Includes an additional 4.74 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the first quarter 2021. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.57 for the first quarter 2021.
(8)Includes an additional 2.84 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter 2020. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 1.72 for the fourth quarter 2020.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2021	March 31, 2020	December 31, 2020
Net Cash Provided By Operating Activities	$8.3	$25.5	$60.2
Investing Activities
Proceeds from sale of businesses	—	—	317.5
Acquisition of businesses, net of cash acquired	(55.0)	—	(51.9)
Investments	(40.0)	—	(50.8)
Capital expenditures (1)	(11.5)	(10.3)	(10.6)
Government grants	0.2	0.1	0.2
Net Cash (Used In) Provided By Investing Activities	(106.3)	(10.2)	204.4
Financing Activities
Borrowings on revolving credit facilities	187.7	64.5	120.5
Repayments on revolving credit facilities	(102.5)	(84.7)	(56.0)
Repayments on term loan	—	(2.8)	(335.7)
Proceeds from exercise of stock options	5.6	2.0	6.8
Common stock repurchases from share-based compensation plans	(3.0)	(1.7)	(0.2)
Common stock repurchases (2)	—	(19.3)	—
Net Cash Provided By (Used In) Financing Activities	87.8	(42.0)	(264.6)
Effect of exchange rate changes on cash	—	(3.0)	4.4
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(10.2)	(29.7)	4.4
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (3)	126.1	120.0	121.7
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (3)	$115.9	$90.3	$126.1
_______________
(1)Includes capital expenditures for discontinued operations $0.2 for the three months ended March 31, 2020.
(2)Includes $19.3 in shares repurchased through our share repurchase program. On March 11, 2021, the share repurchase program expired with no further repurchases.
(3)Includes restricted cash and restricted cash equivalents of $1.0 for all periods presented.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$114.9	$125.1
Accounts receivable, net	186.4	200.8
Inventories, net	279.9	248.4
Other current assets	132.6	128.7
Property, plant, and equipment, net	409.3	414.5
Goodwill	911.3	865.9
Identifiable intangible assets, net	481.4	493.1
Investments	119.9	78.9
Other assets	16.6	15.1
TOTAL ASSETS	$2,652.3	$2,570.5

LIABILITIES AND EQUITY
Current liabilities	$660.3	$634.8
Long-term debt	303.1	221.6
Other long-term liabilities	122.9	134.8
Equity	1,566.0	1,579.3
TOTAL LIABILITIES AND EQUITY	$2,652.3	$2,570.5

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2021	March 31, 2020	December 31, 2020
Sales
Cryo Tank Solutions	$103.9	$98.0	$110.5
Heat Transfer Systems	69.2	112.9	78.9
Specialty Products	77.3	52.9	85.1
Repair, Service & Leasing	41.4	40.7	41.0
Intersegment eliminations	(3.3)	(2.6)	(3.1)
Consolidated	$288.5	$301.9	$312.4
Gross Profit
Cryo Tank Solutions	$25.2	$24.1	$24.0
Heat Transfer Systems	15.8	26.1	19.5
Specialty Products	28.2	20.3	26.5
Repair, Service & Leasing	14.7	11.8	17.9
Consolidated	$83.9	$82.3	$87.9
Gross Profit Margin
Cryo Tank Solutions	24.3%	24.6%	21.7%
Heat Transfer Systems	22.8%	23.1%	24.7%
Specialty Products	36.5%	38.4%	31.1%
Repair, Service & Leasing	35.5%	29.0%	43.7%
Consolidated	29.1%	27.3%	28.1%
Operating Income (Loss)
Cryo Tank Solutions	$15.6	$11.6	$11.2
Heat Transfer Systems	3.9	5.5	(9.9)
Specialty Products	17.9	13.8	19.9
Repair, Service & Leasing	8.3	4.6	12.1
Corporate	(16.8)	(19.7)	(10.8)
Consolidated (1) (2) (3)	$28.9	$15.8	$22.5
Operating Margin (Loss)
Cryo Tank Solutions	15.0%	11.8%	10.1%
Heat Transfer Systems	5.6%	4.9%	(12.5)%
Specialty Products	23.2%	26.1%	23.4%
Repair, Service & Leasing	20.0%	11.3%	29.5%
Consolidated	10.0%	5.2%	7.2%
_______________
(1)Restructuring costs (credits) for the three months ended:
•March 31, 2021 were $0.7 ($0.3 - Cryo Tank Solutions, $0.4 - Heat Transfer Systems).
•March 31, 2020 were $5.2 ($1.8 - Cryo Tank Solutions, $2.8 - Heat Transfer Systems, and $0.6 - Corporate).
•December 31, 2020 were $0.9 ($0.1 - Cryo Tank Solutions, $0.6 - Heat Transfer Systems, $0.3 - Specialty Products, and $(0.1) - Corporate).
(2)Includes $16.0 impairment of our trademarks and trade names indefinite-lived intangible assets related to the AXC business in our Heat Transfer Systems segment for the three months ended December 31, 2020.
(3)Includes acquisition-related contingent consideration adjustments of $0.8 in our Specialty Products segment for the three months ended March 31, 2021.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2021	March 31, 2020	December 31, 2020
Orders
Cryo Tank Solutions	$129.5	$100.9	$132.0
Heat Transfer Systems	104.9	91.6	139.9
Specialty Products	144.5	57.1	94.4
Repair, Service & Leasing	40.5	42.9	54.5
Intersegment eliminations	(2.2)	(6.7)	(3.8)
Consolidated	$417.2	$285.8	$417.0

	As of
	March 31, 2021	March 31, 2020	December 31, 2020
Backlog
Cryo Tank Solutions	$245.8	$222.3	$222.6
Heat Transfer Systems (1)	361.4	334.4	329.2
Specialty Products	270.5	130.3	199.7
Repair, Service & Leasing	57.4	39.9	63.1
Intersegment eliminations	(1.0)	(3.6)	(4.6)
Consolidated	$934.1	$723.3	$810.0
_______________
(1)Heat Transfer Systems segment backlog as of March 31, 2021, March 31, 2020 and December 31, 2020 was inclusive of $6.4, $93.0 and $21.0 of backlog remaining on Calcasieu Pass, respectively. Also included in Heat Transfer Systems segment backlog for all periods presented is approximately $40.0 million related to the previously announced Magnolia LNG order where production release is delayed. As we previously reported, in general, similar projects previously put on hold in the market are beginning to move ahead as the clean energy infrastructure build out ramps up.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended
	March 31, 2021	March 31, 2020
Diluted earnings per common share attributable to Chart Industries, Inc. – continuing operations (U.S. GAAP)	$0.63	$0.06
Restructuring, transaction-related and other costs (1)	0.10	0.19
Other one-time costs (2)	0.04	0.05
Dilution impact of convertible notes (3) (4)	0.05	—
Tax effects	(0.02)	(0.03)
Adjusted diluted earnings per common share attributable to Chart Industries, Inc. – continuing operations (non-GAAP)	$0.80	$0.27
Mark-to-market adjustments to investments in equity securities (5)	$(0.08)	$0.15
Tax effects	0.02	(0.03)
Adjusted diluted earnings per common share, excluding strategic investments, attributable to Chart Industries, Inc. – continuing operations (non-GAAP)	$0.74	$0.39

	Three Months Ended
	March 31, 2021	March 31, 2020
Diluted earnings per common share attributable to Chart Industries, Inc. – discontinued operations (U.S. GAAP)	$—	$0.18
Adjusted diluted earnings per common share attributable to Chart Industries, Inc. – discontinued operations (U.S. GAAP)	$—	$0.18

	Three Months Ended
	March 31, 2021	March 31, 2020
Diluted earnings per common share attributable to Chart Industries, Inc. – consolidated (U.S. GAAP)	$0.63	$0.24
Restructuring, transaction-related and other costs (1)	0.10	0.19
Other one-time costs (2)	0.04	0.05
Dilution impact of convertible notes (3) (4)	0.05	—
Tax effects	(0.02)	(0.03)
Adjusted diluted earnings per common share attributable to Chart Industries, Inc. – consolidated (non-GAAP)	$0.80	$0.45
Mark-to-market adjustments to investments in equity securities (5)	(0.08)	0.15
Tax effects	0.02	(0.03)
Adjusted diluted earnings per common share, excluding strategic investments, attributable to Chart Industries, Inc. – consolidated (non-GAAP)	$0.74	$0.57
______________
(1)Restructuring, transaction-related and other costs were as follows:
•During the first quarter of 2021, we recorded $0.7 in restructuring costs, primarily related to headcount reductions and facility relocation and moving expenses.
•During the first quarter of 2020, we recorded $5.2 in restructuring costs, primarily related to headcount reductions, in order to manage through a downturn in our Heat Transfer Systems segment and smaller reductions in our other segments and corporate in order to reduce redundant work.
(2)Other one-time costs include commercial and legal settlements, and Covid-19 related costs, which include freight, sourcing and safety costs directly related to manufacture and fulfillment of critical care products.

(3)Includes an additional 4.74 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the first quarter 2021. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 2.57 for the first quarter 2021.
(4)Includes an additional 2.84 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter 2020. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 1.72 for the fourth quarter 2020.
(5)Includes mark-to-market fair value adjustments of our investments in equity securities related to Stabilis and McPhy for the first quarter 2021 and Stabilis for the first quarter 2020.
Adjusted earnings per diluted share is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC., ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2021	March 31, 2020	December 31, 2020
Net income attributable to Chart Industries, Inc., (U.S. GAAP)	$25.6	$8.5	$257.8
Income attributable to noncontrolling interests, net of taxes (U.S. GAAP)	0.5	—	0.4
Net Income (U.S. GAAP)	26.1	8.5	258.2
Gain on sale of business	—	—	(249.4)
Gain on bargain purchase	—	—	(5.0)
Asset impairments	—	—	16.0
Interest accretion of convertible notes discount	—	1.9	2.1
Employee share-based compensation expense	3.4	2.9	1.8
Financing costs amortization	1.2	1.0	1.1
Unrealized foreign currency transaction (gain) loss	(4.6)	—	5.4
Unrealized (gain) loss on investment in equity securities	(3.3)	4.8	(16.3)
Deferred income tax expense	—	—	1.0
Other non-cash operating activities	1.9	3.2	4.2
Income from continuing operations attributable to Chart Industries, Inc., adjusted (non-GAAP)	$24.7	$22.3	$19.1
_______________
Income from continuing operations attributable to Chart Industries, Inc., adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that Income from continuing operations attributable to Chart Industries, Inc., adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2021	March 31, 2020	December 31, 2020
Net cash provided by operating activities from continuing operations	$8.3	$25.5	$60.2
Capital expenditures	(11.5)	(10.3)	(10.6)
Free cash flow (non-GAAP)	$(3.2)	$15.2	$49.6
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by operating activities from continuing operations in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED)
(Dollars in millions)

	Three Months Ended March 31, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$103.9	$69.2	$77.3	41.4	$(3.3)	$—	$288.5
Gross profit as reported (U.S. GAAP)	25.2	15.8	28.2	14.7	—	—	83.9
Restructuring, transaction-related and other one-time costs	—	1.4	0.8	0.1	—	—	2.3
Adjusted gross profit (non-GAAP)	$25.2	$17.2	$29.0	$14.8	$—	$—	$86.2
Adjusted gross profit margin (non-GAAP)	24.3%	24.9%	37.5%	35.7%	—%	—%	29.9%

Selling, general and administrative expenses as reported (U.S. GAAP)	$8.9	$7.0	$9.1	$4.4	$—	$16.8	$46.2
Restructuring, transaction-related and other one-time costs	(0.2)	(0.1)	(0.9)	—	—	(1.9)	(3.1)
Adjusted selling, general and administrative expenses (non-GAAP)	$8.7	$6.9	$8.2	$4.4	$—	$14.9	$43.1

	Three Months Ended December 31, 2020
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$110.5	$78.9	$85.1	$41.0	$(3.1)	$—	$312.4
Gross profit as reported (U.S. GAAP)	24.0	19.5	26.5	$17.9	—	—	87.9
Restructuring, transaction-related and other one-time costs	0.7	0.7	—	0.5	—	—	1.9
Adjusted gross profit (non-GAAP)	$24.7	$20.2	$26.5	$18.4	$—	$—	$89.8
Adjusted gross profit margin (non-GAAP)	22.4%	25.6%	31.1%	44.9%	—%	—%	28.7%

Selling, general and administrative expenses as reported (U.S. GAAP)	$11.6	$8.2	$6.4	$4.1	$—	$10.7	$41.0
Restructuring, transaction-related and other one-time costs	—	(0.2)	—	(0.1)	—	0.1	(0.2)
Adjusted selling, general and administrative expenses (non-GAAP)	$11.6	$8.0	$6.4	$4.0	$—	$10.8	$40.8

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended March 31, 2020
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$98.0	$112.9	$52.9	$40.7	$(2.6)	$—	$301.9
Gross profit as reported (U.S. GAAP)	24.1	26.1	20.3	11.8	—	—	82.3
Restructuring, transaction-related and other one-time costs	0.1	2.0	1.0	0.7	—	—	3.8
Adjusted gross profit (non-GAAP)	$24.2	$28.1	$21.3	$12.5	$—	$—	$86.1
Adjusted gross profit margin (non-GAAP)	24.7%	24.9%	40.3%	30.7%	—%	—%	28.5%

Selling, general and administrative expenses as reported (U.S. GAAP)	$11.1	$11.2	$6.1	$4.4	$—	$19.7	$52.5
Restructuring, transaction-related and other one-time costs	(0.9)	(1.1)	(0.5)	(0.7)	—	(1.4)	(4.6)
Adjusted selling, general and administrative expenses (non-GAAP)	$10.2	$10.1	$5.6	$3.7	$—	$18.3	$47.9

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (UNAUDITED)
(Dollars in millions)

	Three Months Ended March 31, 2019
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$98.6	$83.7	$52.1	$35.9	$(1.3)	$—	$269.0
Gross profit as reported (U.S. GAAP)	17.0	13.2	19.2	8.2	—	—	57.6
Restructuring, transaction-related and other one-time costs	5.0	1.6	—	2.4	—	—	9.0
Adjusted gross profit (non-GAAP)	$22.0	$14.8	$19.2	$10.6	$—	$—	$66.6
Adjusted gross profit margin (non-GAAP)	22.3%	17.7%	36.9%	29.5%	—%	—%	24.8%
_______________
Adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit, gross profit margin and selling, general and administrative expenses in accordance with U.S. GAAP. Management believes that adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.